EXHIBIT 10.10

LEGACYTEXAS FINANCIAL GROUP, INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AND NON-SOLICITATION AGREEMENT
(Time-based and Performance-based Award Agreement)

RS No. ________________             Grant Date:

This Restricted Stock Award (“Restricted Stock Award”) is granted by LegacyTexas Financial Group, Inc. (the “Corporation”) to _____________________ (the “Grantee”) in accordance with the terms of this Restricted Stock Award and Non-solicitation Agreement (the “Agreement”) and subject to the provisions of the LegacyTexas Financial Group, Inc. 2012 Equity Incentive Plan, as amended from time to time (the “Plan”). A copy of the Plan, as currently in effect, is incorporated herein by reference and is either attached hereto or has been delivered previously to the Grantee. Capitalized terms used herein which are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

1.
Grant of Time-Based Restricted Stock Award. The Corporation hereby makes to the Grantee a Restricted Stock Award consisting of _______ Shares (the “Tranche 1 Shares”), which shall be a time-based award. Except as otherwise provided in Sections 4 and 5 of this Agreement, the Tranche 1 Shares shall vest [vesting provisions to be determined at the time of grant.]. Upon the vesting of the Tranche 1 Shares, the Corporation shall deliver the Shares underlying the Tranche 1 Shares in accordance with Section 9 of this Agreement and the Plan. Until the Tranche 1 Shares vest, they are subject to forfeiture and to limits on transferability as provided in Sections 3 and 4 of this Agreement and in Article VII of the Plan.

2.
Grant of Performance-Based Restricted Stock Award. The Corporation hereby makes to the Grantee a Restricted Stock Award consisting of an award of a target number of ________ Shares (the “Tranche 2 Shares”) which shall be a performance-based award. Except as otherwise provided in Sections 4 and 5 of this Agreement, the Tranche 2 Shares shall vest subject to a performance-based vesting schedule. The performance period for the Tranche 2 Shares begins on January 1, [first performance year] and ends on December 31, [final performance year] (the “Performance Period”). The number of earned Tranche 2 Shares shall be determined according to the level of achievement with respect to the performance goals set forth on Exhibit A hereto for the Performance Period. Until the Tranche 2 Shares vest, they are subject to forfeiture and to limits on transferability as provided in Sections 3 and 4 of this Agreement and in Article VII of the Plan.

3.
Transferability. The Grantee may not sell, assign, transfer, pledge or otherwise encumber any Shares that have not vested, except in the event of the Grantee’s death, by will or by the laws of descent and distribution or pursuant to a Domestic Relations Order. The Committee, in its sole and absolute discretion, may allow the Grantee to transfer all or any portion of this Restricted Stock Award to the Grantee’s Family Members, as provided in the Plan.

4.
Termination of Service. If the Grantee terminates Service for any reason other than in connection with a Change in Control or the death or Disability of the Grantee, any Shares that have not vested as of the date of that termination shall be forfeited to the Corporation. If the Grantee’s Service terminates on account of the Grantee’s death or Disability, the vesting date for all Shares that have not vested or been forfeited shall be accelerated to the date of that termination of Service, with the Tranche 2 Shares vesting at the “Target” performance level described in Exhibit A hereto.

5.	Effect of Change in Control. Notwithstanding the less restrictive provisions of Section 7.2 of the Plan, upon a Change in Control:
(a)    The vesting of the Tranche 1 Shares, to the extent not previously vested, will:

(i)
Be accelerated to the date of termination of the Grantee’s Service if, during the 12-month period following the Change in Control, the Grantee’s Service is terminated by the Corporation or its Affiliates or their successors without cause or if the Grantee voluntarily terminates Service with Good Reason;

(ii)
Be accelerated to the date of the Change in Control if, during the 6-month period prior to the Change in Control, the Grantee’s Service was terminated by the Corporation or its Affiliates without cause or if the Grantee voluntarily terminated Service with Good Reason;

(iii)
Be accelerated as of the date of the Change in Control if this Restricted Stock Award is not assumed or replaced by the acquiror/continuing entity on terms deemed by the Committee or by the Board of Directors to be appropriate; and

(iv)	Except as otherwise provided in Section 4 of this Agreement, occur on the [vesting provisions to be determined at the time of grant] if vesting has not otherwise been accelerated as provided above.

(b)	The Tranche 2 Shares will automatically convert to time-based restricted stock without proration for the percentage of the Performance Period that has elapsed since the Grant Date, as follows:

(i)
If the Change in Control occurs prior to the __-month anniversary of the Grant Date, then the Tranche 2 Shares shall convert to time-based restricted stock equal to the target number of Tranche 2 Shares set forth in Section 2 above, with no further right by the Grantee to earn any additional Shares;

(ii)
If the Change in Control occurs on or after the __-month anniversary of the Grant Date, the conversion of the Tranche 2 Shares to time-based restricted stock will be based on the Corporation’s performance determined under Exhibit A from the Grant Date through the earliest of (A) the date of the Change in Control or (B) the date of the Corporation’s entry into the material definitive agreement pursuant to which the Change in Control occurs; and

(iii)	The vesting of the time-based restricted stock as so converted pursuant to this Section 5(b) shall occur as described in Section 5(a) above.
Notwithstanding anything to the contrary in this Agreement, the actual number of Tranche 2 Shares that shall convert to time-based restricted stock pursuant to subclause (B) of clause (ii) above may be reduced by the Committee in its sole and absolute discretion based on such factors as the Committee determines to be appropriate and/or advisable.

(c)
For purposes of this Section 5, “Good Reason” shall mean (i) a material diminution of or interference with the Grantee’s duties, responsibilities or titles, or (ii) any of the following actions unless consented to in writing by the Grantee: (A) a requirement that the Grantee’s principal place of employment be based at any place other than Plano, Texas, or within a radius of 35 miles from the location of the Corporation’s administrative offices; (B) a material demotion of the Grantee; (C) a material reduction in the number or seniority of personnel reporting to the Grantee other than as part of a Corporation-wide reduction in staff; or (D) a material reduction in the Grantee’s salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Corporation.

6.
Stock Power. The Grantee agrees to execute a stock power with respect to each stock certificate reflecting the Shares, or other evidence of book-entry stock ownership, in favor of the Corporation. The Shares shall not be issued by the Corporation until the required stock power(s) is delivered to the Corporation.

7.
Delivery of Shares. The Corporation shall issue stock certificates or evidence of the issuance of such Shares in book-entry form, in the name of the Grantee reflecting the number of Shares granted as set forth in Section 1. The Corporation shall retain these certificates or evidence of the issuance of Shares in book-entry form until the Shares represented thereby become vested. Prior to vesting, the Shares shall be subject to the following restriction, communicated in writing to the Corporation’s stock transfer agent:

These shares of common stock are subject to the terms of a Restricted Stock Award and Non-solicitation Agreement (“Agreement”) between LegacyTexas Financial Group, Inc. and _________ dated _______, 20__ made pursuant to the terms of the LegacyTexas Financial Group, Inc. 2012 Equity Incentive Plan (“Plan”), copies of which are on file at the executive offices of LegacyTexas Financial Group, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Agreement.

8.
Dividends; Grantee’s Rights. As the record holder of all Tranche 1 Shares, the Grantee shall be paid cash dividends by the Corporation with respect to those Shares at the same time as they are paid to other holders of the Corporation’s common stock. The Grantee shall have no right to receive cash dividends by the Corporation with respect to un-vested Tranche 2 Shares; however, the Corporation shall accrue cash dividend equivalents with respect to all un-vested Tranche 2 Shares, without interest, and maintain the same for the benefit of Grantee subject to the level of achievement with respect to the performance goals set forth on Exhibit A hereto for the Performance Period. The Grantee may exercise all voting rights appurtenant to the Tranche 1 Shares. The Grantee shall have no rights of a shareholder of the Corporation with respect to any unvested Tranche 2 Shares that may be earned in addition to the target number of Tranche 2 Shares until such Shares are earned, vested and delivered to the Grantee in accordance with Section 9 of this Agreement.

9.
Delivery of Shares to Grantee. Upon the vesting of any Shares, the restrictions in Section 3 shall terminate, and the Corporation shall deliver only to the Grantee (or, if applicable, the Grantee’s Beneficiary, estate or Family Member) a certificate (without the legend referenced in Section 7) or evidence of the issuance of Shares in book-entry form, and the related stock power in respect of the vesting Shares shall be of no further force or effect. The Corporation’s obligation to deliver a stock certificate for vested Shares, or evidence of the issuance of Shares in book-entry form, can be conditioned upon the receipt of a representation of investment intent from the Grantee (or the Grantee’s Beneficiary, estate or Family Member) in such form as the Committee requires. The Corporation shall not be required to deliver stock certificates for vested Shares, or evidence of the issuance of Shares in book-entry form, prior to: (a) the listing of those Shares on a National Exchange; or (b) the completion of any registration or qualification of those Shares required under applicable law.

10.
Adjustments in Shares. In the event of any recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, exchange of Shares or other securities, stock dividend, special or recurring dividend or distribution, liquidation, dissolution or other similar corporate transaction or event, the Committee, in its sole discretion, shall adjust the number of Shares or class of securities of the Corporation covered by this Agreement. Any additional Shares or other securities received by the Grantee as a result of any such adjustment shall be subject to all restrictions and requirements applicable to Shares that have not vested. The Grantee agrees to execute any documents required by the Committee in connection with an adjustment under this Section 10.

11.
Tax Election. The Grantee understands that an election may be made under Section 83(b) of the Code to accelerate the Grantee’s tax obligation with respect to receipt of the number of Shares set forth in Section 1 above from the vesting dates to the Grant Date by submitting an election to the Internal Revenue Service substantially in the form attached hereto. There are significant risks associated with the decision to make an 83(b) Election. THEREFORE, THE GRANTEE SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY TO WHICH THE GRANTEE IS SUBJECT.

12.
Tax Withholding. Upon Shares becoming vested (or at such earlier time, if any, that an election is made by the Grantee under Section 83(b) of the Code, or any successor provision thereto), the Corporation may either (a) withhold from any payment or distribution made hereunder sufficient Shares to cover any applicable withholding and employment taxes, provided that this clause (a) shall not be applicable in the event of a Section 83(b) election, (b) or require the Grantee to remit to the Corporation an amount sufficient to satisfy such taxes. The Corporation shall have the right to deduct from all dividends paid with respect to Shares the amount of any taxes which the Corporation is required to withhold with respect to such dividend payments, or require the Grantee to remit to the Corporation an amount sufficient to satisfy such taxes.

13.	Non-solicitation.

(a)
In exchange for the Corporation providing the Grantee the consideration set forth herein and other confidential information, during the Grantee’s employment with the Corporation and for a period of one year after the separation of such employment for any reason, the Grantee hereby agrees not to, either directly or indirectly: (i) solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away, or establish a business with any person whom the Grantee had contact with or job-related information about in the course of such person’s employment or other relationship with the Corporation, or suggest to or discuss with any such person the discontinuation of that person’s status or employment with the Corporation; or (ii) on behalf of any person or entity engaged in the same or similar business as the Corporation, call on, service, solicit, or accept competing business from the Corporation’s customers or prospective customers whom or which the Grantee, within the previous two (2) years, had or made contact with regarding the Corporation’s business or had access to the Corporation’s information or files about such customer or prospective customer.

(b)
To the extent that any provision of this Section 13 shall be determined to be invalid or unenforceable in any respect or to any extent, the provision shall not be void or rendered invalid, but instead shall be automatically amended for such lesser term, to such lesser extent, or in such other lesser degree, as will grant the Corporation the maximum protection and restrictions on the Grantee’s activities permitted by applicable law in such circumstances. If the Grantee violates a non-solicitation provision described above and the Corporation brings legal action for injunctive relief, the Corporation shall not, as a result of such breach or the time involved in obtaining the relief, be deprived of the benefit of the full period of the provision(s) violated. Accordingly, the provision(s) shall be deemed to be in effect for the duration specified therein, computed from the date the relief is granted but not to include any period of time during which the Grantee is in violation of the provision(s).

(c)
The Corporation’s right to enforce the terms of this Section 13 shall not be affected by the existence or non-existence of any other similar agreement for anyone else, or by the Corporation’s failure to fully enforce, or enforce at all, the terms of any other such agreement. The provisions of this Section 13 are in addition to and not in lieu of, and do not supersede, cancel or replace, (i) any agreement regarding non-solicitation or non-recruitment of customers, consultants or employees previously or subsequently signed by the Grantee, or (ii) any provisions of an existing agreement regarding any such subjects. Likewise, this Agreement does not alter or amend the terms of any existing agreement between the Corporation and the Grantee concerning employment, and such agreement shall not operate to preclude the enforcement or cancel the terms of this Agreement. In case of any conflict between the terms of this Agreement and the terms of any such agreement concerning employment, the terms of that agreement shall not operate to cancel, supersede or preclude the enforcement of the terms of this Agreement. The terms of any other such agreement shall be construed and enforced without reference to this Agreement unless such agreement references this Agreement, specifically or generally.

14.
Plan and Committee Decisions are Controlling. This Agreement and the award of Shares to the Grantee are subject in all respects to the provisions of the Plan, which are controlling. All decisions, determinations and interpretations by the Committee respecting the Plan, this Agreement or the award of Shares shall be binding and conclusive upon the Grantee, any Beneficiary of the Grantee or the legal representative thereof.

15.
Clawback. All Tranche 2 Shares granted pursuant to this Agreement shall be subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to the Corporation as in effect from time to time or (ii) set forth in any policies adopted or maintained by the Corporation as in effect from time to time.

16.
Grantee’s Employment. Nothing in this Agreement shall limit the right of the Corporation or any of its Affiliates to terminate the Grantee’s service or employment as a director, advisory director, director emeritus, officer or employee, or otherwise impose upon the Corporation or any of its Affiliates any obligation to employ or accept the services or employment of the Grantee.

17.
Amendment. The Committee may waive any conditions of or rights of the Corporation or modify or amend the terms of this Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision of this Agreement if such action may adversely affect the Grantee without the Grantee’s written consent. To the extent permitted by applicable laws and regulations, the Committee shall have the authority, in its sole discretion but with the permission of the Grantee, to accelerate the vesting of the Shares or remove any other restrictions imposed on the Grantee with respect to the Shares, whenever the Committee may determine that such action is appropriate.

18.
No Impact on Other Benefits. The Shares awarded to Grantee pursuant to this Agreement are not part of Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

19.
Grantee Acceptance. The Grantee shall signify acceptance of the terms and conditions of this Agreement (including Exhibit A) and acknowledge receipt of a copy of the Plan by signing in the space provided below and returning the signed copy to the Corporation.

20.
Electronic Signature. All references to signatures and delivery of documents in this Agreement may be satisfied by procedures the Corporation has established or may establish from time to time for an electronic system for execution and delivery of any such documents, including this Agreement. The Grantee’s electronic signature, including, without limitation, “click-through” acceptance of this Agreement through a website maintained by or on behalf of the Corporation, is the same as, and shall have the same force and effect as, the Grantee’s manual signature. Any such procedures and delivery may be effected by a third party engaged by the Corporation to provide administrative services relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
LEGACYTEXAS FINANCIAL GROUP, INC.
By ________________________________
Kevin J. Hanigan, President/CEO

ACCEPTED BY GRANTEE

(Signature)

(Name)

(Street Address)

(City, State & Zip Code)
Beneficiary Designation:
The Grantee designates the following Beneficiary to receive the Shares upon the Grantee’s death:

__________________________________________________________________________

Exhibit A
Performance Goals for Tranche 2 Shares

1.
Performance Goals. The number of Tranche 2 Shares that may be earned shall be determined based on the Corporation ROA and Corporation ROE percentile ranking over the Performance Period as compared to the Comparative Peer Group ROA and Comparative Peer Group ROE for the same period. The table below sets forth the number of Tranche 2 Shares (as a percentage of the target number of Tranche 2 Shares set forth in Section 1 above) that may become earned Tranche 2 Shares based on the Corporation’s performance for the Performance Period:

		Tranche 2 Shares Earned (% of Target)*
Measure	Weight (% of Target No. of Shares)	Below Threshold (Below 35th percentile)	Threshold (35th percentile)	Target (50th percentile)	Maximum (75th percentile and above)
Relative __-year ROA [performance period to be inserted]	50%	0%	25%	50%	75%
Relative __-year ROE [performance period to be inserted]	50%	0%	25%	50%	75%
Total	100%	0%	50%	100%	150%
* Interpolation between performance levels.

2.
Vesting; Certification. The earned Tranche 2 Shares shall vest as of the date the Committee certifies (the “Certification Date”) the Corporation’s performance, provided that the Grantee’s Service with the Corporation and its Affiliates continues uninterrupted through the Certification Date. Attainment of the performance goals shall be determined and certified by the Committee in writing following the last day of the Performance Period, and by no later than April 15th in order to allow for companies in the Comparative Peer Group to complete and report their own financials for the Performance Period. In such event, the Corporation shall deliver the number of earned Tranche 2 Shares in accordance with Section 9 of this Agreement and the Plan.

3.	Definitions.

a.
Corporation ROA means the average of the Corporation’s core return on average assets over the Performance Period as measured by core (non-GAAP) net income, which is net income adjusted for the impact of merger and acquisition costs, one-time gains and losses on assets and security sales, and certain other items (“Core Net Income”), divided by average total assets.

b.
Corporation ROE means the average of the Corporation’s core return on average shareholders’ equity over the Performance Period as measured by Core Net Income, divided by average total shareholders’ equity.

c.	Comparative Peer Group means the companies contained in the KBW Nasdaq Regional Banking Index as of the end of the Performance Period.

d.
Comparative Peer Group ROA means the average of the weighted average return on average assets for the Comparative Peer Group over the Performance Period as measured by net income, divided by average total assets.

e.
Comparative Peer Group ROE means the average of the weighted average return on average shareholders’ equity for the Comparative Peer Group over the Performance Period as measured by net income, divided by average total shareholders’ equity.

4.
Negative Discretion. Notwithstanding anything to the contrary in this Agreement, the actual number of Tranche 2 Shares that become earned based on achieving the performance goal set forth in Section 1 above may be reduced by the Committee in its sole and absolute discretion based on such factors as the Committee determines to be appropriate and/or advisable. However, it is the intention of the Committee that it will exercise such negative discretion only in extreme and unusual circumstances.